UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2014

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35780	80-0188269
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Talcott Avenue South Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 673-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2014, the Board of Directors (the “Board”) of Bright Horizons Family Solutions Inc. (the “Company”) elected E. Townes Duncan as a member of the Board, effective immediately. The Board increased the size of the Board from 10 to 11 members and appointed Mr. Duncan to fill the vacancy. There are no arrangements or understandings pursuant to which Mr. Duncan was elected.

Mr. Duncan, age 60, is the Managing Partner of Solidus Company LP, a private investment firm, and has served in that capacity since its inception in 1997. From 1993 to 1997, Mr. Duncan was the Chairman of the Board of Directors and Chief Executive Officer of Comptronix Corporation, a provider of electronics contract manufacturing services. Mr. Duncan also served as a Vice President and principal of Massey Burch Investment Group, Inc., a venture capital firm and the predecessor of Massey Burch Capital Corp., from 1985 to 1993. In addition, Mr. Duncan is a director of numerous private companies and previously served on the board of directors of several private and public companies, including J. Alexander’s Corporation, an owner and operator of casual dining restaurants.

Mr. Duncan will serve as a Class II director, which class will stand for re-election at the 2015 annual meeting of stockholders. Mr. Duncan will also serve as a member of the Board’s Audit Committee.

Mr. Duncan will participate in the Company’s director compensation program. In connection with his appointment to the Board, Mr. Duncan also received an option to purchase 2,000 shares of the Company’s common stock, which award was granted pursuant to the terms of the Company’s 2012 Omnibus Long-Term Incentive Plan. In addition, Mr. Duncan and the Company entered into the Company’s standard indemnification agreement, the terms of which are described in the Company’s Registration Statement on Form S-1 (File No. 333-184579) (the “Registration Statement”) and a form of such agreement was filed as Exhibit 10.16 to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

By:	/s/ Elizabeth J. Boland
Elizabeth J. Boland
Chief Financial Officer

Date: January 17, 2014